Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
MAY 20, 2013

CHESAPEAKE ENERGY CORPORATION MAKES $1 MILLION CASH DONATION
TO AID TORNADO RELIEF EFFORTS IN MOORE, OKLAHOMA

Also Organizing Hundreds of Employee Volunteers and Company Equipment To Help Victims

OKLAHOMA CITY, May 20, 2013 – Chesapeake Energy Corporation (NYSE: CHK) today announced it will make a cash donation of $1 million to the American Red Cross to be used in the rescue and recovery efforts to aid the victims of the devastating tornadoes that hit Moore, Oklahoma earlier today. Chesapeake is also organizing hundreds of employee volunteers to help tornado victims.

Archie W. Dunham, Chairman of the Board, said, “Our hearts go out to the victims of these terrible storms, and Chesapeake and our employees are doing all we can to aid in the disaster recovery efforts in our hometown community. We are providing all possible assistance using Chesapeake equipment, machinery and resources and many of our people are already mobilized under the Operation Blue banner and assisting in the rescue efforts. We urge other local businesses and citizens to pitch in to help during our community’s hour of need.”

Operation Blue is an annual campaign allowing employees to serve the needs in their communities by volunteering four hours on company time. The program will be expanded to support the community during this crisis. In the past three summers, thousands of Chesapeake employees have contributed more than 100,000 volunteer hours to hundreds of organizations in Chesapeake operating areas. Last year, 6,045 Chesapeake employees gave more than 38,000 volunteer hours to serve 477 nonprofit organizations across the country.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154